[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE GROWTH & INCOME FUND

10f-3 TRANSACTIONS FOR THE PERIOD NOV 1, 1996 THROUGH APRIL 30, 1997
                                                                            Total
                                                              Shares        Shares   % of Issue                  Shares
                          Date     Shares   % of FundPrice perPurchased by  Issued   Purchased                   Held
Security                  PurchasedPurchasedAssets   Share    Fund Group    (000)    By Group Broker(s)          04/30/97
Essex Property Trust      12/18/96 500      0.00%    $27.75   5,000         2,450    0.20%    Merrill Lynch Pierc9,100
Kilroy Realty Corp        01/28/97 2,000    0.00%    $23.00   25,600        12,500   0.20%    Prudential Securiti2,000
Beacon Properties         04/10/97 400      0.00%    $32.13   26,800        7,000    0.38%    Merrill Lynch      8,400

1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.